EXHIBIT 4.10

EIGHTH AMENDMENT

TO

LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT

BETWEEN

BANK OF AMERICA, N.A.

AND

TAYLOR CAPITAL GROUP, INC.

Eighth Amendment dated as of March 2, 2009

Seventh Amendment dated as of September 24, 2008

Sixth Amendment dated as of January 24, 2008

Fifth Amendment dated as of December 28, 2006

Fourth Amendment dated as of January 12, 2006

Third Amendment dated as of December 9, 2004

Second Amendment dated as of June 8, 2004

First Amendment dated as of November 27, 2003

Original Loan and Subordinated Debenture Purchase Agreement dated as of November 27, 2002

AMENDMENT PROVISIONS:		PAGE
A.	Amendment to Subsection 4.1.2 of the 2002 Loan Agreement	1

B.	Amendment to Disclosure Schedule	1

C.	Representations and Warranties	1

D.	Conditions	2

E.	Additional Terms	2

EIGHTH AMENDMENT TO

LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT

This EIGHTH AMENDMENT TO LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT (“Eighth Amendment”), dated as of March 2, 2009, is entered into by and between TAYLOR CAPITAL GROUP, INC., a Delaware corporation (“Borrower”), and BANK OF AMERICA, N.A., as successor to LASALLE BANK NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S :

A. The parties hereto have entered into that certain Loan and Subordinated Debenture Purchase Agreement, dated as of November 27, 2002, as previously amended, restated, supplemented or modified from time to time (as so amended, restated, supplemented or modified, the “2002 Loan Agreement”).

B. The parties hereto desire to amend and modify the 2002 Loan Agreement in accordance with the terms and subject to the conditions set forth in this Eighth Amendment. As amended and modified by this Eighth Amendment, the 2002 Loan Agreement may be referred to as the “Agreement.”

C. The parties desire to amend the terms of the 2002 Loan Agreement to amend certain representation and warranties of the 2002 Agreement. The parties agree to undertake such modification in accordance with the terms, subject to the conditions, and in reliance upon the recitals, representations, warranties, and covenants set forth herein, in the Agreement, and in the other Loan Documents, irrespective of whether entered into or delivered on or after November 27, 2002.

D. Capitalized terms used but not otherwise defined in this Eighth Amendment shall have the meanings respectively ascribed to them in the 2002 Loan Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

A. Amendment to Subsection 4.1.2 of the 2002 Loan Agreement. Subsection 4.1.2 of the 2002 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“4.1.2 Capital Stock of Borrower. Section 4.1.2 of the Disclosure Schedule correctly sets forth (a) the state or states in which Borrower conducts its businesses, (b) a list of all subsidiaries of Borrower, all of which are directly or indirectly wholly owned by Borrower, and (c) a list of each class of stock of Borrower, the number of authorized and issued and outstanding shares of each class of stock of Borrower. All of the outstanding capital stock of Borrower has been duly authorized, legally and validly issued, fully paid and nonassessable.”

B. Amendment to Disclosure Schedule. Section 4.1.2 of the Disclosure Schedule to the 2002 Loan Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

C. Representations and Warranties. Borrower hereby represents and warrants to the Lender as follows:

(i) No Event of Default or Potential Event of Default has occurred and is continuing (except as waived hereby).

(ii) The execution, delivery and performance by the Borrower of this Eighth Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by any Person (including any Governmental Agency) in order to be effective and enforceable.

(iii) This Eighth Amendment, and the other Loan Documents (as amended by this Eighth Amendment) constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(iv) All representations and warranties of the Borrower in the 2002 Loan Agreement are true and correct, and except for the purposes of this Eighth Amendment only, all references in Section 4 of the 2002 Loan Agreement to (x) the term “Borrower 2001 Audited Financial Statements Date” shall be deemed to refer to “December 31, 2007 (as restated)”; (y) the term “Borrower 2001 Audited Financial Statements” shall be deemed to refer to “the consolidated and consolidating audited financial statements of the Borrower as of the year ending December 31, 2007 (as restated)”; and (z) the term “Interim Financial Statements Date” shall be deemed to refer to call reports and regulatory filings (including Form FRY-9C filings) by the Subsidiary Bank for the period ending “September 30, 2008.”

(v) The Borrower’s obligations under the Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right to recoupment, abatement or other claim.

D. Conditions. Notwithstanding anything to the contrary contained elsewhere in the Agreement, the obligation of Lender to amend Subsection 4.1.2 and otherwise modify the 2002 Loan Agreement as contemplated by this Eighth Amendment shall be subject to the performance by the Borrower prior to the date on which this Eighth Amendment is executed (the “Amendment Closing Date”) of all of its agreements theretofore to be performed under the Agreement and to the satisfaction of the following conditions precedent. The obligations to continue to make disbursements of proceeds under the Loans are, and shall remain, subject to the conditions precedent in the 2002 Loan Agreement and to the receipt by the Lender of all the following in form and substance satisfactory to the Lender and its counsel, and, where appropriate, duly executed and dated the Amendment Closing Date:

(i) a certificate of good standing of the Borrower, certified by the appropriate governmental official in its jurisdiction of incorporation and dated within the five business days preceding the date hereof;

(ii) copies, certified by the Secretary or Assistant Secretary of the Borrower, of the (a) resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of this Eighth Amendment and the other documents to be delivered by the Borrower pursuant to this Eighth Amendment (the “Amendment-Related Documents”), and (b) the Bylaws of the Borrower as currently in effect; and

(iii) such other documents, agreements or instruments as Lender may reasonably request.

E. Additional Terms.

(i) Acknowledgment of Indebtedness under Agreement. The Borrower acknowledges and confirms that, as of the date hereof, the Borrower is indebted to the Lender, without defense, setoff, or counterclaim, in the aggregate principal amount of Twelve Million Dollars ($12,000,000) under the Revolving Loan.

(ii) Effectiveness. This Eighth Amendment is hereby deemed to be effective as of January 20, 2009.

(iii) The Agreement. All references in the 2002 Loan Agreement to the term “Agreement” shall be deemed to refer to the Agreement referenced in this Eighth Amendment.

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(iv) Eighth Amendment and 2002 Loan Agreement to be Read Together. This Eighth Amendment supplements and is hereby made a part of the 2002 Loan Agreement, and the 2002 Loan Agreement and this Eighth Amendment shall from and after the date hereof be read together and shall constitute the Agreement. Except as otherwise set forth herein, the 2002 Loan Agreement shall remain in full force and effect.

(v) Lender Expenses. Borrower shall reimburse Lender’s fees and expenses, including attorneys’ fees and expenses, in connection with the preparation, negotiation and execution of the Amendment Related Documents and that certain Lender Consent, dated as of November 21, 2008, between Lender and Borrower, at the Amendment Closing Date.

(vi) Loan Documents. The term “Loan Documents,” as used in the Agreement, shall from and after the date hereof include the Amendment-Related Documents.

(vii) Counterparts. This Eighth Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.”

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Eighth Amendment as of the date first written above.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ MARK A. HOPPE
Name: Mark A. Hoppe
Title: President

BANK OF AMERICA, N.A.

By:	/s/ NELSON D. ALBRECHT
Name: Nelson D. Albrecht
Title: Senior Vice President